Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 215,215,555.00		$ 32,949.50
	Total Transaction Valuation:	$ 215,215,555.00
	Total Fees Due for Filing:			$ 32,949.50
	Total Fees Previously Paid:			$ 32,949.50
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The filing fee is calculated based on the sum of the aggregate cash payment of HK$2.068 per share (equivalent to US$0.26 per share, converted at the most recently published Federal Reserve H.10 exchange rate available prior to the date of the Schedule 13E-3) for the 816,903,297 issued and outstanding ordinary shares of the issuer (including shares represented by ADSs) subject to the proposed scheme of the issuer (the "Transaction Valuation"). The amount of the filing fee calculated in accordance with the Exchange Act equals US$153.1 for each US$1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A